Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Investors Trust

We consent to the use of our reports dated February 26, 2008, February 28, 2008 and February 29, 2008, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 24, 2008